EXHIBIT 99.1

Xenith Bankshares, Inc. Announces Net Income of $5.9 Million for Third Quarter 2012 and $7.0 Million for the Year-to-Date Period

Reversal of Valuation Allowance on Deferred Tax Asset Contributed $5.0 Million to Net Income

RICHMOND, Va., Nov. 7, 2012 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, today announced results for the three and nine months ended September 30, 2012. The Company reported net income of $5.9 million, or $0.56 per common share, for the three months ended September 30, 2012, compared to $6.8 million, or $0.65 per common share, for the three months ended September 30, 2011. The Company reported net income of $7.0 million, or $0.67 per common share, for the nine months ended September 30, 2012, compared to $4.2 million, or $0.48 per common share, for the nine months ended September 30, 2011. Net income in both the three- and nine-month periods ended September 30, 2012 includes a $5.0 million, or $0.47 per common share, tax benefit due to the reversal of the valuation allowance on the Company's net deferred tax asset. Net income in the same periods in 2011 included a bargain purchase gain of $8.7 million from a third quarter 2011 acquisition.

Performance Highlights

  Net interest income of $5.8 million for the three months ended September 30, 2012, a 21% increase, compared to $4.8 million for the three months ended September 30, 2011.  Net interest income of $16.5 million for the nine months ended September 30, 2012, a 57% increase, compared to $10.5 million for the nine months ended September 30, 2011.
  An annualized increase of 37%, or $89.3 million, in loans held for investment and loans held for sale from December 31, 2011. The loans held for sale were originated through our participation in a major commercial bank's mortgage warehouse lending program, which is further described below.
  An annualized increase of 50%, or $85.7 million, in total demand and money market deposits from December 31, 2011.
  Total assets grew by $80.5 million, an annualized increase of 22%, over December 31, 2011. The slower growth in total assets relative to loan growth reflects a more efficient balance sheet by deploying excess liquidity.
  Asset quality remained strong with year-to-date net charge-offs as a percentage of average loans held for investment of 0.28%, or an annualized percentage of 0.37%.
  Capital ratios are well above regulatory published "well-capitalized" levels. Leverage, Tier 1 and Total Capital ratios were 13.0%, 17.0%, and 18.2%, respectively, as of September 30, 2012.

"We continued making good progress during the third quarter of 2012 and reported our fifth consecutive quarter of earnings," said T. Gaylon Layfield, III, President and Chief Executive Officer. "While much remains to be accomplished, our focused strategy is proving to be a foundation for continuing growth and increasing profitability, the ultimate determiners of shareholder value. Our increase of 21% in net interest income reflected the continuing growth in loans funded by strong core deposit growth. We were also pleased to reverse our deferred tax valuation allowance which added $5.0 million to our net income for the quarter and year-to-date periods. On the important measures of capital strength and credit quality, we continue to report strong ratios. In addition, our allowance for loan and lease losses (ALLL) was $4.7 million, or 1.37% of loans held for investment, which when combined with $9.0 million of remaining discount related to our acquisitions, totaled 4.0% of total gross loans held for investment as of September 30, 2012. Finally, we continue to monitor carefully the slowly unfolding strategic repositioning of our industry as merger and acquisition activity occurs. As evidenced by our two acquisitions in 2011, we believe there can be opportunities for Xenith when the right circumstances align."

Interest income grew by 21% in the three months ended September 30, 2012, to $6.8 million, reflecting a $127.1 million increase in average interest-earning assets compared to the three months ended September 30, 2011.  Interest income grew by 59% in the nine months ended September 30, 2012, to $19.5 million, reflecting a $187.0 million increase in average interest-earning assets compared to the nine months ended September 30, 2011.  Interest expense increased 21% for the three months ended September 30, 2012, to $1.0 million compared to the three months ended September 30, 2011, reflecting an $81.1 million increase in average interest-bearing liabilities. Interest expense increased 68% for the nine months ended September 30, 2012, to $3.0 million compared to the nine months ended September 30, 2011, reflecting a $134.8 million increase in average interest-bearing liabilities. Net interest income was $5.8 million for the three months ended September 30, 2012, an increase of $1.0 million, or 21%, compared to the three months ended September 30, 2011.  Net interest income was $16.5 million for the nine months ended September 30, 2012; an increase of $6.0 million, or 57%, compared to the nine months ended September 30, 2011.

Net interest margin for the three months ended September 30, 2012 was 4.54%, down 47 basis points, compared to 5.01% for the three months ended September 30, 2011. Net interest margin for the nine months ended September 30, 2012 was 4.58%, down 18 basis points, compared to 4.76% for the nine months ended September 30, 2011. Acquisition accounting adjustments include loan discount accretion of $1.1 million and $1.2 million, respectively, for the three months ended September 30, 2012 and 2011, and $2.7 million and $2.1 million, respectively, for the nine months ended September 30, 2012 and 2011. Acquisition accounting adjustments in the three and nine months ended September 30, 2011 also include a reduction to interest expense of $270 thousand and $810 thousand, respectively. Excluding the effect of these acquisition accounting adjustments, net interest margin for the three months ended September 30, 2012 increased 28 basis points, to 3.72%, from 3.44% for the same period in 2011, and net interest margin for the nine months ended September 30, 2012 increased 39 basis points, to 3.84%, from 3.45% for the same period in 2011. Average interest-earning assets as a percentage of total assets were 95.1% and 94.8%, respectively, for the three- and nine-month periods ended September 30, 2012, an increase from 93.7% and 92.1%, respectively, for the same periods in 2011.

Beginning in March 2012, we began a program of participating with a major commercial bank (the "participating bank") in their nationwide program of extending credit to mortgage companies that originate residential mortgage loans for sale in the secondary market. We purchase sub-participations from the participating bank with respect to selected non-bank mortgage originators that are seeking funding to facilitate their ability to originate mortgage loans.  The originators close mortgage loans consistent with underwriting standards established by approved investors and, once the loans close, the originators deliver the loans to the investor.  Substantially all of the loans are conforming loans. Together with the bank, we typically purchase up to an aggregate 99% participation interest with the selected originators financing the remaining percentage.  These loans are held for short periods, usually less than 30 days and more typically 10-25 days.  Accordingly, these loans are classified as held for sale and are carried at the lower of cost or fair value, determined on an aggregate basis. Importantly, we underwrite each loan originator borrower in a manner consistent with our underwriting standards.  Our participations averaged $41.8 million for the nine months ended September 30, 2012.  Our total participations with the bank were $74.6 million at September 30, 2012.

Non-interest expense decreased $0.6 million to $4.4 million for the three months ended September 30, 2012, compared to the three months ended September 30, 2011, primarily due to acquisition-related costs incurred in the 2011 period.  Non-interest expense increased $1.7 million to $13.6 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.  The increase in non-interest expense was primarily due to higher compensation and benefits as we hired the personnel associated with the Paragon branch, which we acquired in the third quarter of 2011.

In the third quarter of 2012, we recorded a tax benefit of $5.0 million in net income and $0.6 million tax expense in other comprehensive income, due to the reversal of the valuation allowance on our net deferred tax asset.  We evaluated our cumulative profitability since the merger with First Bankshares, Inc., in addition to other factors, and the likelihood that our deferred tax asset would be recoverable. Based on all factors considered, we concluded that it was more likely than not the deferred tax asset would be utilized, and therefore the reversal of the valuation allowance was appropriate as of September 30, 2012.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2012, the Company had total assets of $558.0 million and total deposits of $448.1 million. Xenith Bank's target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2011. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

Contact:
Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer
(804) 433-2209
tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC.
SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA
	(unaudited)
($ in thousands)	September 30, 2012	December 31, 2011

Total assets	$ 558,011	$ 477,465
Total cash and cash equivalents	50,804	55,795
Securities available for sale at fair value	62,574	68,466
Loans held for sale	74,632	--
Loans held for investment, net of allowance for loan and lease losses, 2012 -- $4,658; 2011 -- $4,280	336,495	321,859
Deposits	448,144	375,007
Borrowings	20,000	20,000
Total shareholders' equity	87,172	80,304

STATEMENTS OF OPERATIONS DATA
	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2012	2011	2012	2011

Total interest income (1)	$ 6,813	$ 5,644	$ 19,483	$ 12,256
Total interest expense (2)	985	812	3,013	1,797
Net interest income	5,828	4,832	16,470	10,459
Provision for loan and lease losses	476	1,620	1,383	3,100
Net interest income after provision for loan and lease losses	5,352	3,212	15,087	7,359
Total non-interest income	(14)	8,581	596	8,775
Total non-interest expense	4,385	4,946	13,586	11,844
Income (loss) before income tax	953	6,847	2,097	4,290
Income tax benefit (expense)	4,950	(58)	4,950	(58)
Net income	5,903	6,789	7,047	4,232
Earnings per common share (basic and diluted)	$ 0.56	$ 0.65	$ 0.67	$ 0.48
________________________________
(1) Includes accretion of fair value adjustments of $1.1 million and $1.2 million, respectively, for the three months ended September 30, 2012 and 2011. Includes accretion of fair value adjustments of $2.7 million and $2.1 million, respectively, for the nine months ended September 30, 2012 and 2011.

(2) Includes accretion of fair value adjustments of $0.3 million and $0.8 million for the three and nine months ended September 30, 2011. There are no fair value adjustments in 2012.

SELECTED FINANCIAL RATIOS

PERFORMANCE RATIOS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net interest margin (1)	4.54%	5.01%	4.58%	4.76%
Return on average assets	1.09%	1.65%	1.39%	1.33%
Return on average common equity	7.97%	9.66%	9.64%	6.98%
Efficiency ratio (2)	75%	37%	80%	62%

(1) Net interest margin is the percentage of net interest income divided by average interest-earning assets.
(2) Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS
		At September 30,	At December 31,
		2012	2011

Non-performing assets as a percent of total loans held for investment		1.52%	2.05%
Non-performing assets as a percent of total assets		0.93%	1.40%
Net charge-offs as a percentage of average loans held for investment		0.28%	0.58%
Allowance for loan and lease losses as a percentage of total loans held for investment (1)		1.37%	1.31%
Allowance for loan and lease losses to nonaccrual loans (1)		95.94%	73.01%

(1) Excludes fair value adjustments of $9.0 million as of September 30, 2012 and $14.0 million as of December 31, 2011.

CAPITAL RATIOS
	At September 30,	At December 31,	Regulatory	Well -
	2012	2011	Minimum	Capitalized

Tier 1 leverage ratio	13.02%	13.42%	4.00%	> 5.0%
Tier 1 risk-based capital ratio	17.01%	17.86%	4.00%	> 6.0%
Total risk-based capital ratio	18.24%	19.08%	8.00%	> 10.0%